For each of the Partners III Opportunity Fund and the Short-Intermediate Income Fund, and in each case effective August 1, 2011:  (a) the Funds adopted a Plan pursuant to Section 18f-3, and a Service and Distribution Plan for Investor Class shares (both of which have been filed as Exhibits to the registrant’s registration statement), (b) the previously issued shares were designated as “Institutional Class,” (c) the minimum amount required to open a new account of Institutional Class shares was increased from $2,500 to $25,000, (d) the registrant made available for sale a new class of “Investor Class” shares and the minimum amount required to open an account of Investor Class shares is $2,500 and (e) pursuant to the Service and Distribution Plan, the Funds will compensate Weitz Securities, Inc. (as the Distributor of the Funds) for certain services and expenses incurred in connection with the distribution and marketing of Investor Class shares of each Fund, and in connection with the servicing of shareholders of Investor Class shares of each Fund.